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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT



To the Compensation Committee of the
Board of Directors of
Encompass Services Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Encompass Services Corporation (filed under Securities and Exchange Commission File No. 333-69421) of our report dated June 16, 2000, relating to the statement of net assets available for plan benefits of the GroupMAC Savings Plan at December 31, 1999 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 11-K of the GroupMAC Savings Plan.


/s/ KPMG LLP
Houston, Texas
June 28, 2000

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